UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/13/2007

Pegasystems Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

617-374-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 13, 2007, the Board of Directors (the "Board") of Pegasystems Inc. (the "Company") voted to approve changes to the Company's equity compensation program for its employees, including its executive officers.

First, the Company will begin granting restricted stock units ("RSUs") in addition to stock options for periodic equity compensation grants. The vesting schedule for these grants will be a five year vesting schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years.

Second, for 2008, the Company will permit employees to elect to receive a portion of their target incentive compensation under the Company's Corporate Incentive Compensation Plan (the "Plan") in the form of RSUs.

If elected by an employee, the equity amount will be equal in value on the date of grant to 50% of his or her target incentive opportunity, calculated from the employee's January 2008 base salary. The number of RSUs granted will be determined by dividing 50% of the employee's target incentive opportunity by the fair value of a RSU on the grant date (rounded down to the nearest whole share). If elected, the equity grant will occur during the open trading period following the release of the prior year's financial results and will vest 100% on the Plan payout date of the following year for all participants. Vesting is conditioned upon threshold funding of the Plan; if threshold funding does not occur, the equity grant cannot be exercised and will expire.

Each grant will be made pursuant to a Notice of Grant of Award and Award Agreement in the form filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

Notice of Grant of Award and Award Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: December 19, 2007	By:	/s/ Shawn Hoyt
Shawn Hoyt
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Notice of Grant of Award and Award Agreement